Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4/A of Bank of America Corporation of our report dated February 25, 2005, except as to the effects of reclassifications of 2004, 2003, and 2002 balances for reportable segments as reflected in Notes 9 and 19 for which the date is July 11, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Bank of America Corporation’s Current Report on Form 8-K dated July 12, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
September 19, 2005